Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

NextEra Energy Partners, LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security type	Security class title	Fee calculation or carry forward rule	Amount registered (1)	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee	Carry forward form type	Carry forward file number	Carry forward initial effective date	Filing fee previously paid in connection with unsold securities to be carried forward

Newly Registered Securities

Fees to Be Paid	Limited partnership interests	Common units representing limited partner interests	457(o)	$500,000,000	100.0%	$500,000,000	0.00011020	$55,100

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—		—	—	—	—	—

	Total Offering Amount					$500,000,000		$55,100

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$55,100

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, the registrant is also registering such additional indeterminate number of common units as may be issued from time to time to prevent dilution resulting from common unit splits, common unit distributions, or similar transactions with respect to the common units.